CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form N-2 of our report dated January 31, 2017 relating to the financial statements of Griffin Institutional Access Credit Fund which appear in such Registration Statement. We also consent to the references to us under the headings "Financial Statements" and "Independent Registered Public Accounting Firm” in such Registration Statement.

August 8, 2017